Exhibit 10.12
Pure Storage, Inc.
Change in Control And Severance Benefit Plan
Section 1.Introduction.
The Pure Storage, Inc. Change in Control and Severance Benefit Plan (the “Plan”) amends, restates and replaces in its entirety Pure’s Change in Control Severance Benefit Plan that was adopted as of August 19, 2015 (the “Prior Plan”), effective as of November 24, 2020 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to certain eligible officers of Pure Storage, Inc. (“Pure”) in the event that such employees become subject to involuntary employment terminations, including in connection with an acquisition of Pure. This Plan document also is the Summary Plan Description for the Plan. In the event of a Change in Control (as defined below), any references to “Pure” herein will be deemed to mean Pure and/or the acquiring, surviving, resulting or successor party or purchaser of Pure’s assets (or, in each case, the parent or ultimate parent thereof), as the context requires.
For purposes of the Plan, the following terms are defined as follows:
(a)“Affiliate” means any “parent” or “subsidiary” of Pure as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Plan Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Base Pay” means the base pay amount (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect during the last regularly scheduled payroll period immediately prior to a Covered Termination and prior to any reduction that would give rise to an employee’s right to resign for Good Reason.
(c)“Board” means the Board of Directors of Pure; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.
(d)“Cause” means, with respect to a particular Eligible Employee, the occurrence of any or more of the following events: (A) an Eligible Employee’s conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (B) an Eligible Employee’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against Pure; (C) an Eligible Employee’s material violation of any contract or agreement between the Eligible Employee and Pure, including without limitation, material breach of the Eligible Employee’s Confidential Information and Inventions Assignment Agreement, or of any Pure policy, or of any statutory duty the Eligible Employee owes to Pure; or (D) an Eligible Employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties, provided, however, that the action or conduct described in clause (C) above and this clause (D) will constitute “Cause” only if such action or conduct continues after the Board has provided the Eligible Employee with written notice thereof and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). The determination that a termination is for Cause shall be made by the Plan Administrator in its sole discretion.
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(e)“CEO” means the Pure’s Chief Executive Officer.
(f)“Change in Control” means the occurrence of any one or more of the following events: (A) any consolidation or merger of Pure with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of Pure immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (B) any transaction or series of related transactions to which Pure is a party in which in excess of fifty percent (50%) of Pure’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Pure or indebtedness of Pure is cancelled or converted or a combination thereof; or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Pure. This definition of Change in Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii). Once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan.
(g)“Change in Control Period” means the period (i) commencing three (3) months prior to the Closing and ending (ii) twelve (12) months following the Closing.
(h)“Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the event(s) giving rise to an Eligible Employee’s right to resign for Good Reason arise within the Change in Control Period, and the Eligible Employee’s resignation occurs no later than one hundred twenty (120) days after the first occurrence of the applicable event giving rise to a resignation for Good Reason, such termination shall be a Change in Control Termination.
(i)“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.
(j)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(k)“Code” means the Internal Revenue Code of 1986, as amended.
(l)“Covered Termination” means a Regular Termination or a Change in Control Termination.
(m)“Director” means a member of the Board.
(n)“Eligible Employee” means an active employee of Pure with a title of Vice President or above who meets all the requirements to be eligible to receive Plan benefits as set forth in Section 2, including timely provision of an effective Release (as such term is defined in Section 2(b)).
(o)“Employment Agreement” means any individual employment offer letter, contract or agreement that an Eligible Employee has with Pure.
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(p)“Entity” means a corporation, partnership, limited liability company or other entity.
(q)“Equity Plan” means Pure’s 2009 Equity Incentive Plan and Pure’s 2015 Equity Incentive Plan or any successor or other equity incentive plan adopted or under which awards have been assumed by Pure which govern the stock awards, as applicable.
(r)“Executive Staff” means (i) Pure’s executive officers as determined under Section 16 of the Securities Exchange Act of 1934 (other than the CEO), and (ii) other members of Pure’s executive team, in each case, only as affirmatively determined by the Plan Administrator in its discretion.
(s)“Good Reason” means the occurrence of any of the following events without the Eligible Employee’s written consent; provided however, that any resignation by the Eligible Employee due to any of the following events shall be deemed for Good Reason only if (i) the Eligible Employee gives Pure written notice of the intent to terminate for Good Reason within thirty (30) days after the occurrence of any of the events and that the Eligible Employee asserts that grounds for a resignation for Good Reason exist as a result which is not corrected within thirty (30) days after Pure (or any successor thereto) receives such written notice from the Eligible Employee; and (ii) the Eligible Employee resigns within one hundred twenty (120) days of the first occurrence of the applicable event: (A) a material diminution of the Eligible Employee’s duties, position or responsibilities, provided, however, a mere change in title or reporting relationship following a Change in Control will not by itself constitute “Good Reason” for the Eligible Employee’s resignation, and further provided, however, that the acquisition of Pure and subsequent conversion of Pure as a whole to a division or unit of the acquiring entity will not by itself result in a “diminution;” (B) a reduction by Pure in the Eligible Employee’s base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of Pure); or (C) the relocation of the Eligible Employee’s assigned office location resulting in an increase in the Eligible Employee’s one-way commuting distance from the Eligible Employee’s residence by at least forty-five (45) miles (disregarding, for this purpose, any remote work conducted at Eligible Employee’s residence or as otherwise permitted by Pure).
(t)“Individual Severance Arrangement” means any Employment Agreement providing for severance benefits to an Eligible Employee or any other severance arrangement between the Eligible Employee and Pure other than the Plan, in each case that remains in effect through the date of a Covered Termination.
(u)“Involuntary Termination” means an Eligible Employee’s termination from all positions he or she then holds with Pure, which constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder), and which is either (i) a termination by Pure without Cause other than as a result of death or disability or (ii) a resignation by the Eligible Employee with Good Reason.
(v)“Plan Administrator” means the Board, or a duly authorized committee thereof, prior to the Closing and the Representative upon and following the Closing.
(w)“Pure” means Pure Storage, Inc. or, following a Change in Control, the surviving Entity resulting from such event.
(x)“Regular Termination” means an Involuntary Termination that is not (i) a Change in Control Termination or (ii) a resignation by the Eligible Employee with Good Reason.
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(y)“Representative” means one or more members of the Board or other persons or Entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).
        (z)    “Target Bonus”     means the on-target amount of an Eligible Employee’s annual cash incentive compensation in effect immediately prior to a Covered Termination as if all applicable performance goals for such year were attained at a level of 100% of target.

Section 2.Eligibility For Benefits.
(a)Eligible Employee. An employee of Pure is eligible to participate in the Plan if (i) the employee is an Eligible Employee at any time on or after the Effective Date of the Plan and prior to a Covered Termination; (ii) such Eligible Employee’s employment with Pure terminates due to a Covered Termination; and (iii) such Eligible Employee meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an employee is an Eligible Employee (including determinations as to leveling and which roles/titles qualify under the Plan) shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons. Pure may adopt a form of participation agreement to require acknowledgement of the terms of the Plan and confirm status as an Eligible Employee.
(b)Release Requirement. In order to be eligible to receive benefits under the Plan, the employee also must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate (the “Release”), within the applicable time period set forth therein, but in no event more than fifty-two (52) days following the date of the applicable Covered Termination, and such Release must become effective in accordance with its terms. Pure, in its sole discretion, may modify the form of the Release to comply with applicable law, Pure practices and/or any changes reasonably requested by an acquirer in a Change in Control. The Release may be incorporated into a termination agreement or other agreement with the employee.
(c)No Duplicative Benefits Provided Under Plan. This Plan does not supersede the terms of any Individual Severance Arrangement. Unless otherwise determined by the Plan Administrator in its discretion, if an employee is an Eligible Employee and otherwise eligible to receive severance benefits under this Plan that are of the same category and would otherwise duplicate the benefits available under the terms of any Individual Severance Arrangement (“Duplicative Benefits”) such Eligible Employee will receive severance benefits under the Individual Severance Arrangement in lieu of any Plan benefits to the extent such benefits are Duplicative Benefits, and severance benefits will be provided under the Plan only to the extent, if any, that Plan benefits are not Duplicative Benefits.
(d)Exceptions to Benefit Entitlement. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1)The employee voluntarily terminates employment with Pure without Good Reason, other than to accept immediate reemployment with another entity that is wholly or majority owned (directly or indirectly) by Pure, or terminates employment due to the employee’s death or disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
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(2)The employee is offered immediate reemployment by a successor to Pure or an Affiliate or by a purchaser of Pure’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not otherwise give rise to the employee’s right to resign for Good Reason (determined as if the Entity offering such reemployment were Pure). For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to Pure or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay or benefits as a result of the change in ownership of Pure or the sale of its assets. Such reemployment will not make the employee ineligible if a Covered Termination occurs later.
(3)The employee is rehired by Pure or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.
Section 3.Amount Of Benefit.
(a)Severance Benefit upon a Regular Termination. Subject to the terms of the Plan, an Eligible Employee shall receive the following severance benefits upon a Regular Termination:
(1)Cash Severance Benefit. The Eligible Employee will be entitled to receive a single lump sum cash payment equal to the number of months, as listed on the table below, of the Eligible Employee’s Base Pay, payable to the Eligible Employee within ten (10) business days following the effective date of the Release, subject to Section 5 below:

Level	Months of Base Pay
CEO	12
Executive Staff	6
Vice President	N/A

(2)Continued Health Plan Benefits. If the Eligible Employee timely elects continued group health plan continuation coverage under COBRA following a Regular Termination, Pure shall pay the full amount of the Eligible Employee’s COBRA premiums, on behalf of such Eligible Employee for continued coverage under Pure’s group health plans, including coverage for the Eligible Employee’s eligible dependents, until the earlier of (i) period listed on the table below, (ii) the date the Eligible Employee receives similar coverage (whether with a new employer or otherwise) or (iii) the expiration of the Eligible Employee’s continuation coverage under COBRA:

Level	Months of COBRA
CEO	18
Executive Staff	6
Vice President	N/A

(b)Severance Benefit upon a Change in Control Termination. Subject to the terms of the Plan, an Eligible Employee shall receive the following severance benefits upon a Change in Control Termination:
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(1)Cash Severance Benefit. The Eligible Employee will be entitled to receive a single lump sum cash payment equal to the months, as listed on the table below, of the Eligible Employee’s Base Pay and Target Bonus, payable to the Eligible Employee within ten (10) business days following the later of (i) the effective date of the Release, or (ii) the effective date of the Closing, subject to Section 5 below:

Level	Months of Base Pay	Months of Target Bonus
CEO	18	12
Executive Staff	12	12
Vice President	6	6

(2)Continued Health Plan Benefits. If the Eligible Employee timely elects continued group health plan continuation coverage under COBRA following a Change in Control Termination, Pure shall pay the full amount of the Eligible Employee’s COBRA premiums, on behalf of such Eligible Employee for continued coverage under Pure’s group health plans, including coverage for the Eligible Employee’s eligible dependents, until the earlier of (i) period listed on the table below, (ii) the date the Eligible Employee receives similar coverage (whether with a new employer or otherwise) or (iii) the expiration of the Eligible Employee’s continuation coverage under COBRA:

Level	Months of COBRA
CEO	18
Executive Staff	12
Vice President	6

(3)Accelerated Vesting of Stock Awards.
(i)Effective as of the later of the effective date of the Release or the effective date of the Closing, to the extent not previously vested: (A) the vesting and exercisability of all outstanding stock options to purchase Pure’s common stock that are held by the Eligible Employee on such date shall be accelerated in full, (B) any reacquisition or repurchase rights held by Pure in respect of common stock issued pursuant to any other stock award granted to the Eligible Employee by Pure shall lapse in full, and (C) the vesting of any other stock awards granted to the Eligible Employee by Pure, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full. With respect to any award that vests, in whole or in part, upon satisfaction of on-going performance criteria at Closing (“Performance Award”), vesting acceleration shall (X) occur, for any Performance Award outstanding as of the Effective Date, with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at 100% of target, and (Y) be treated, for any Performance Award granted after the Effective Date, as set forth in the award agreement governing the applicable Performance Award.
(ii)In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the Eligible Employee’s stock award agreements or the Equity Plan under which such stock award was granted that provides that any then unvested portion of
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the award will immediately expire upon the Eligible Employee’s termination of service, no unvested portion of the Eligible Employee’s stock award shall generally terminate any earlier than the later of (A) the effective date of the Release, (B) the Release Deadline (as defined in Section 5) or (C) the Closing; provided, however that after giving effect to the vesting acceleration provisions set forth above, the Eligible Employee’s stock awards shall remain subject to earlier termination in connection with a Change in Control or a Corporate Transaction (as each term is defined in the applicable Equity Plan) in which the Eligible Employee’s stock award is not assumed, substituted or continued by the acquiring or surviving entity as provided for in such Equity Plan; provided, however, that, in the event and to the extent applicable stock awards are cancelled and converted into a right to receive cash or other proceeds upon or following the consummation of a Change in Control (the “Proceeds”), then the vesting acceleration benefits set forth in this Section 3(b) shall apply to the Proceeds in the same manner as such benefits would apply to such stock awards if such stock awards had been assumed, continued or substituted in connection with the Change in Control.
(c)Additional COBRA Terms. Notwithstanding the foregoing, if at any time Pure determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Eligible Employee’s behalf, Pure will instead pay the Eligible Employee on the last day of each remaining month of the applicable COBRA payment period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Eligible Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to the Eligible Employee’s continued eligibility for COBRA coverage during the applicable COBRA payment period. Such Special Severance Payment shall end upon expiration of the applicable COBRA payment period. Upon the conclusion of the period of COBRA premium payments made by Pure, the Eligible Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Eligible Employee’s eligible COBRA coverage period. For purposes of Eligible Employee’s COBRA premiums, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by Pure shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Eligible Employee’s sole responsibility.
(d)Additional Benefits. Notwithstanding the foregoing, Pure may, in its sole discretion, provide benefits to employees who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate Pure to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.
(e)Certain Reductions. Pure, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Employee by Pure or an Affiliate that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any Pure policy or practice providing for the Eligible
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Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, or (iii) any other severance benefit agreement or arrangement between Pure and the Eligible Employee, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that Pure determines to make pursuant to this Section 3(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). Pure’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate Pure to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In Pure’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to Pure’s statutory obligation.
(f)Parachute Payments. The following provisions shall not supersede any provisions to the contrary provided under any Individual Severance Arrangement, if applicable:
(1)In the event that any of the severance payments and other benefits provided by this Plan or otherwise payable to an Eligible Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), the Eligible Employee’s severance payments and benefits under this Plan or otherwise shall be payable either in full or in such lesser amount which would result in no portion of such severance payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Eligible Employee, on an after-tax basis, of the greatest amount of severance payments and benefits under this Plan or otherwise, notwithstanding that all or some portion of such severance payments or benefits may be taxable under Section 4999 of the Code. Any reduction in the severance payments and benefits required by this Section shall be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to the Eligible Employee. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A.
(2)The calculations in this Section will be performed by the professional firm engaged by Pure for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in severance payments and benefits that would otherwise be subject to the Excise Tax. If the tax firm so engaged by Pure is serving as accountant or auditor for the acquiring company, Pure shall appoint a nationally recognized tax firm to make the determinations required by this Section. Pure shall bear all expenses with respect to the determinations by such firm required to be made by this Section. Pure and the Eligible Employee shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to Pure and the Eligible Employee as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder shall be final, binding and conclusive upon Pure and the Eligible Employee. However, the Eligible Employee shall have the final authority to make any good faith determination(s) associated with the assumptions used by the tax firm in providing its calculations, and such good faith determination by the Eligible Employee shall be binding on Pure.
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(3)As a result of the uncertainty in the application of Sections 409A, 280G or 4999 of the Code at the time of the initial determination by the professional tax firm described in this Section, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax greater than that amount, if any, determined by such professional firm for the purposes of this Section is due (the “Additional Excise Tax”). The Eligible Employee shall notify Pure in writing of any claim by the IRS or other agency that, if successful, would require payment of Additional Excise Tax. The Eligible Employee and Pure shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to payments made or due to the Eligible Employee. Pure shall pay all reasonable fees, expenses and penalties of the Eligible Employee relating to a claim by the IRS or other agency. In the event it is finally determined that a further reduction would have been required under this Section to place the Eligible Employee in a better after-tax position, the Eligible Employee shall repay Pure such amount within thirty (30) days thereof in order to effect such result.
Section 4.Return Of Pure Property.
An Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Pure Property. For this purpose, “Pure Property” means all Pure documents (and all copies thereof) and other Pure property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Pure files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Pure (and all reproductions thereof in whole or in part).
Section 5.Tax Withholding; Offset; Section 409A.
All payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Employee is indebted to Pure on his or her termination date, Pure reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly.
Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless Pure reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the adverse personal tax consequences under Section 409A.
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It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Employee be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if Pure determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Employee is a “specified employee” of Pure, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Employee’s Separation from Service and (2) the date of the Eligible Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) Pure shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
In no event shall payment of any benefits under the Plan be made prior to an Eligible Employee’s termination date or prior to the effective date of the Release. If Pure determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Employee’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Employee’s Separation from Service occurs, then regardless of when the Release is returned to Pure and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If Pure determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Employee’s Release, Pure shall (1) pay the Eligible Employee a lump sum amount equal to the sum of the benefit payments that the Eligible Employee would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
Section 6.Reemployment.
In the event of an Eligible Employee’s reemployment by Pure during the period of time in respect of which severance benefits pursuant to the Plan have been paid, Pure, in its sole and absolute discretion, may require such Eligible Employee to repay to Pure all or a portion of such severance benefits as a condition of reemployment.
Section 7.Right to Interpret and Administer Plan; Amendment and Termination.
(a)Interpretation and Administration. Prior to the Closing, the Board, or a duly authorized committee thereof, shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations,
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computations and other actions of the Board shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees. Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.
(b)Amendment and Termination. The Plan Administrator reserves the right to amend or terminate the Plan at any time in its discretion; provided, however, that any amendment or termination of the Plan that would adversely affect a particular employee will not be effective as to such employee without his or her written consent if such amendment or termination is to occur (i) upon or following a Regular Termination but on or prior to the date on which the Eligible Employee would otherwise be entitled to payment or other benefits hereunder, (ii) within the Eligible Employee’s cure period, if any, pursuant to the definition of Cause hereunder, (iii) upon or following the event(s) giving rise to the Eligible Employee’s right to resign for Good Reason and the Eligible Employee’s resignation occurs within one hundred twenty (120) days of the first occurrence of the applicable event or (iv) at any time during a Change in Control Period. In addition, the Plan will automatically terminate following the satisfaction of all Pure’s obligations under the Plan.
Section 8.No Implied Employment Contract.
The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of Pure or (ii) to interfere with the right of Pure to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
Section 9.Legal Construction.
This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.
Section 10.Claims, Inquiries And Appeals.
(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
Pure Storage, Inc.
Attn: Chief Legal Officer
650 Castro Street, Suite 400
Mountain View, CA 94041

(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
    11.

(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;
(3)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
(4)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.
This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Pure Storage, Inc.
Attn: Chief Legal Officer
650 Castro Street, Suite 400
Mountain View, CA 94041

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the
    12.

Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;
(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 11.Basis of Payments to and From Plan.
The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of Pure.
Section 12.Other Plan Information.
(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to Pure (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 27-1069557. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 504.
(b)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is the same as Pure’s fiscal year end.
    13.

(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Pure Storage, Inc.
Attn: Chief Legal Officer
650 Castro Street, Suite 400
Mountain View, CA 94041

In addition, service of legal process may be made upon the Plan Administrator.
(d)Plan Sponsor. The “Plan Sponsor” is:
Pure Storage, Inc.
650 Castro Street, Suite 400
Mountain View, CA 94041
1-800- 379-7873
(e)Plan Administrator. The Plan Administrator is the Board prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:
Pure Storage, Inc.
Attn: Chief Legal Officer
650 Castro Street, Suite 400
Mountain View, CA 94041
1-800- 379-7873
The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 13.Statement of ERISA Rights.
Participants in this Plan (which is a welfare benefit plan sponsored by Pure Storage, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:
(a)Receive Information About Your Plan and Benefits
(1)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(2)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
(3)Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.
    14.

(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Employees and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.
If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d)Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
    15.

For Eligible Employees Age 40 or Older
Individual Termination

Exhibit A
RELEASE AGREEMENT
I understand and agree completely to the terms set forth in the Pure Storage, Inc. Change in Control and Severance Benefit Plan (the “Plan”).
I understand that this Release Agreement (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between Pure, affiliates of Pure and me with regard to the subject matter hereof. I am not relying on any promise or representation by Pure or an affiliate of Pure that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under my proprietary information and inventions agreement with Pure and/or an affiliate of Pure.
In consideration of the severance benefits and other consideration provided to me under the Plan that I am not otherwise entitled to receive, I hereby generally and completely release Pure and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their current and former partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, successors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with Pure and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in Pure and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code and the California Fair Employment and Housing Act (as amended).
Notwithstanding the foregoing, I understand that the following rights or claims are not included in the Released Claims: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with Pure or its affiliate to which I am a party; the charter, bylaws, or operating agreements of Pure or its affiliate; or under applicable law; (b) any rights that cannot be waived as a matter of law; or (c) any claims arising from Pure’s breach of its obligations under the Plan. In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Released Claims.
    1.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in this paragraph is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of Pure; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release provided I have not revoked it.
I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against Pure.
I hereby represent that I have been paid all compensation owed for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
I acknowledge that to become effective, I must sign and return this Release to Pure so that it is received not later than twenty-one (21) days following the date it is provided to me or such other date as specified by Pure.
Eligible Employee
Printed Name:
Signature:
Date:

    2.

For Eligible Employees Age 40 or Older
Group Termination

Exhibit B
RELEASE AGREEMENT
I understand and agree completely to the terms set forth in the Pure Storage, Inc. Change in Control and Severance Benefit Plan (the “Plan”).
I understand that this Release Agreement (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between Pure, affiliates of Pure and me with regard to the subject matter hereof. I am not relying on any promise or representation by Pure or an affiliate of Pure that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under my proprietary information and inventions agreement with Pure and/or an affiliate of Pure.
In consideration of the severance benefits and other consideration provided to me under the Plan that I am not otherwise entitled to receive, I hereby generally and completely release Pure and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and its and their current and former partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, successors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with Pure and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in Pure and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code and the California Fair Employment and Housing Act (as amended).
Notwithstanding the foregoing, I understand that the following rights or claims are not included in the Released Claims: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with Pure or its affiliate to which I am a party; the charter, bylaws, or operating agreements of Pure or its affiliate; or under applicable law; (b) any rights that cannot be waived as a matter of law; or (c) any claims arising from Pure’s breach of its obligations under the Plan. In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in this paragraph is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an office of Pure; (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release provided I have not revoked it; and (f) I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of Pure in the same job classification or organizational unit who were not terminated.
I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against Pure.
I hereby represent that I have been paid all compensation owed for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
I acknowledge that to become effective, I must sign and return this Release to Pure so that it is received not later than forty-five (45) days following the date it is provided to me or such other date as specified by Pure.
Eligible Employee
Printed Name:
Signature:
Date:

    2.

For Eligible Employees Under Age 40
Individual or Group Termination

Exhibit C
RELEASE AGREEMENT
I understand and agree completely to the terms set forth in the Pure Storage, Inc. Change in Control and Severance Benefit Plan (the “Plan”).
I understand that this Release Agreement (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between Pure, affiliates of Pure and me with regard to the subject matter hereof. I am not relying on any promise or representation by Pure or an affiliate of Pure that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.
I hereby confirm my obligations under my proprietary information and inventions agreement with Pure and/or an affiliate of Pure.
In consideration of the severance benefits and other consideration provided to me under the Plan that I am not otherwise entitled to receive, I hereby generally and completely release Pure and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and its and their current and former partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, successors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with Pure and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in Pure and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code and the California Fair Employment and Housing Act (as amended).
Notwithstanding the foregoing, I understand that the following rights or claims are not included in the Released Claims: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with Pure or its affiliate to which I am a party; the charter, bylaws, or operating agreements of Pure or its affiliate; or under applicable law; (b) any rights that cannot be waived as a matter of law; or (c) any claims arising from Pure’s breach of its obligations under the Plan. In addition, I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Released Claims.
    1.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against Pure.
I hereby represent that I have been paid all compensation owed for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
I acknowledge that to become effective, I must sign and return this Release to Pure so that it is received not later than fourteen (14) days following the date it is provided to me or such other date as specified by Pure.
Eligible Employee
Printed Name:
Signature:
Date:

    2.